EXHIBIT 2.3

ASSET PURCHASE AGREEMENT

          THIS ASSET PURCHASE AGREEMENT ("Agreement") is made as of October 2, 2003, by and between UNITED DISTRIBUTION GROUP, L.L.C., a Michigan limited liability company ("United Distribution"), UNITED PROPERTIES GROUP, L.L.C., a Michigan limited liability company ("United Properties"), and UNITED WHOLESALE GROCERY COMPANY, a Michigan corporation ("Seller"). United Distribution and United Properties are referred to together in this Agreement as "Buyer". United Properties will be acquiring the real property and United Distribution will be acquiring the remaining assets of the Business, as described in this Agreement. Boji Group, LLC, a Michigan limited liability company ("Boji Group") and Eliya Boji, an individual residing in Michigan ("Mr. Boji"), join in this Agreement as guarantors of Buyer's obligations under this Agreement that arise at or prior to Closing (together "Guarantors"). Buyer and Seller are sometimes referred to individually in this Agreement as a "Party" and collectively as the "Parties." All other capitalized terms used in this Agreement and not otherwise defined have the meanings set forth in Article 8 of this Agreement.

          Seller is primarily engaged in the business of owning and operating over-the-counter cash-and-carry stores for the sales of products to convenience store customers (the "Business") at the locations set forth on Exhibit A (the "Business Locations"). Buyer desires to purchase from Seller, and Seller desire to sell to Buyer, substantially all of the assets of Seller on the terms and subject to the conditions set forth in this Agreement.

ARTICLE 1 - PRINCIPAL TRANSACTION

          Section 1.1.     Sale and Purchase of Assets. On the terms and subject to the conditions of this Agreement, Seller agrees to sell and transfer to Buyer, and Buyer agrees to purchase from Seller, free and clear from all Encumbrances other than Permitted Encumbrances, substantially all of the assets used in or related to the Business (but excluding the Excluded Assets) (the "Purchased Assets"). The Purchased Assets include each of the following:

     (a)     All inventories of food, beverages, general merchandise, cigarettes, tobacco, tobacco products and other products owned by Seller (the "Inventory");

     (b)     All warehouse displays, leasehold improvements, equipment, furniture, office equipment, computer hardware, computer software, and other tangible personal property owned by Seller, together with all express and implied warranties by the manufacturers or sellers of those items (to the extent transferable), and all available maintenance records, and other documents relating to those items or to the installation or functioning of those items;

     (c)     All of Seller's right, title, and interest in and to all Contracts, licenses, agreements, and personal property leases used in or related to the Business and listed on Exhibit B (the "Assumed Contracts") if and to the extent they are assignable and any necessary consents are received and any security deposits and similar deposits relating to the Assumed Contracts;

     (d)     All of Seller's right, title and interest in and to the real property leases listed on Exhibit C (the "Real Property Leases") for the real property leased by Seller (the "Leased Real Property") and any security deposits and similar deposits relating to the Real Property Leases;

     (e)     All of Seller's right, title and interest in and to the real property listed on Exhibit D (the "Owned Real Property");

     (f)     Inventory records, supplier lists, payroll, product information, equipment lists, specifications, labels, files and other records and documents specifically relating to the Purchased Assets and the conduct of the Business, but excluding Seller's financial statements, corporate records and minute books;

     (g)     Permits, licenses, orders, franchises, certifications and approvals and Governmental Authorizations specifically relating to or maintained as part of the Business at the Business Locations, but only if and to the extent legally assignable;

     (h)     All of Seller's right, title and interest in and to the trade name "United Wholesale Grocery Company" and any trademarks related exclusively to such trade name;

     (i)     All notes and accounts receivable of Seller (other than receivables from affiliates of Seller) (collectively, the "Accounts Receivable");

     (j)     Those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof; and

     (k)     Any goodwill associated with the Business.

          1.2     Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets, and shall remain the property of Seller after the Closing:

     (a)     All cash and cash equivalents;

     (b)     The property and assets expressly designated in Exhibit E;

     (c)     All rights in connection with, and assets of, the Employee Benefit Plans;

     (d)     All insurance policies and rights thereunder;

     (e)     All personnel records and other records that Seller is required by law to retain in its possession and any retained copies of any record or document included in the Purchased Assets;

     (f)     All claims for refund of Taxes and other governmental charges of whatever nature;

     (g)     Seller's financial statements, corporate records and minute books; and

     (h)     Any of Seller's right, title and interest in and to any contracts, licenses, agreements and personal property leases that are not Assumed Contracts.

          Section 1.3.     Purchase Price. In consideration of the transfer of the Purchased Assets to Buyer and the other undertakings set forth in this Agreement, at the Closing Buyer shall pay and assume the following:

     (a)     Subject to adjustments as provided in Section 1.5, Buyer shall pay to Seller in immediately available funds the sum of Sixteen Million Dollars ($16,000,000) (the "Purchase Price"); and

     (b)     Buyer shall assume and agree to pay, perform and discharge, when due, the Assumed Contracts and the Real Property Leases (the "Assumed Liabilities"). As previously disclosed to Buyer, Seller currently uses four General Electric Capital Corporation ("GE Capital") forklifts ("Forklifts") in connection with the Business. Buyer agrees to assume all obligations relating to the Forklifts as of the Closing. Buyer and Seller shall cooperate in good faith to facilitate Buyer's assumption of the Forklift obligations.

          Except for the Assumed Liabilities, Buyer will not assume or become liable for any obligations, commitments or liabilities of Seller, whether or not imposed upon Buyer as a successor under applicable law, and whether or not related to the Purchased Assets (the obligations and liabilities not expressly assumed by Buyer hereunder will be retained by Seller, and are referred to in this Agreement as the "Excluded Liabilities"). The Parties agree that any and all Central States, Southeast and Southwest Areas Pension Plan withdrawal liabilities ("Withdrawal Liabilities") related to Seller's sale of the Business to Buyer or related to Seller's ownership and operation of the Business prior to the Closing Date shall be an Excluded Liability within the meaning of Section 1.3 of the Agreement.

          Section 1.4.     Closing Inventory Valuation. Immediately prior to Closing, an independent inventory service mutually agreeable to Buyer and Seller (the "Inventory Service") shall determine the selling value of the Inventory based on a physical count. The cost of the Inventory Service shall be shared equally by Buyer and Seller. Buyer may have Representatives present during the physical count. For purposes of the valuation of the Inventory as of Closing (the "Closing Inventory Valuation"), the Inventory shall be valued on a FIFO basis in a manner consistent with Seller's historical practices for each respective Business Location, including Seller's cigarette tax liability arising from the sale of the Inventory to Buyer, to determine the cost price of the Inventory for purposes of this Agreement (the "Inventory Valuation Method"). Inventory owned by Seller that is not located at a Business Location immediately prior to Closing shall be counted by Seller and included in the Closing Inventory Valuation and shall be valued in a manner consistent with the principles described in this Section. The Closing Inventory Valuation shall not include obsolete inventory, or inventory that is broken, spoiled or damaged. Upon completion of the Closing, the Closing Inventory Valuation shall be conclusive, final and binding for all purposes; provided, however, the Parties shall have the opportunity for a period of 14 days after Closing to correct any clearly identifiable counting errors (i.e. the number of items of Inventory was incorrectly counted) or pricing errors (i.e. the price as stated on Seller's books was applied to the wrong item of Inventory). The value of Inventory determined pursuant to the Closing Inventory Valuation is referred to in this Agreement as the Final Inventory Value.

          Section 1.5.     Purchase Price Adjustments.

     (a)     The Purchase Price paid by Buyer to Seller shall be reduced on a dollar-for-dollar basis to the extent the Final Inventory Value is less than $7,600,000, but only to the extent the difference is greater than 1% of $7,600,000, and the Purchase Price paid by Buyer to Seller shall be increased on a dollar-for-dollar basis to the extent the Final Inventory Value is greater than $7,600,000, but only to the extent the difference is greater than 1% of $7,600,000.

     (b)     The Purchase Price paid by Buyer to Seller shall be reduced on a dollar-for-dollar basis to the extent the value of the Accounts Receivable as of the Closing Date (the "Closing Date Accounts Receivable") is less than $2,500,000, but only to the extent the difference is greater than 1% of $2,500,000, and the Purchase Price paid by Buyer to Seller shall be increased on a dollar-for-dollar basis to the extent the Closing Date Accounts Receivable is greater than $2,500,000, but only to the extent the difference is greater than 1% of $2,500,000.

     (c)     The amount of rents, personal property Taxes, installments of special assessments and charges for sewer, water, electricity and other utilities payable by Seller with respect to the Real Property and the Purchased Assets shall be prorated between Buyer and Seller (with Closing Date meter readings as appropriate), with Seller liable to the extent these items relate to any time period on or before the Closing Date and Buyer liable to the extent these items relate to any time period beginning after the Closing Date. Real estate Taxes for Owned Real Property located in Michigan will be prorated to the Closing Date as provided in MCL 211.2, as if paid in advance for the twelve (12) month period succeeding the date they first are billed and become due and payable. Real estate Taxes for Owned Real Property located in Ohio will be prorated to the Closing Date according to the lien method. Buyer will be responsible for all other taxes and assessments, including, without limitation, deferred installments not yet payable of special assessments that are a lien on the Real Property.

     (d)     Within fifteen (15) days after the determination of any adjustment to the Purchase Price, Buyer and Seller agree to pay in cash any amount due to the other, as the case may be. If the determination of any adjustment to the Purchase Price is made prior to Closing, then Buyer and Seller shall adjust the Purchase Price at or prior to Closing.

          Section 1.6.     Closing. The purchase and sale contemplated by this Agreement (the "Closing") shall take place at the offices of Warner Norcross & Judd LLP, 111 Lyon Street, N.W., Grand Rapids, Michigan 49503, at 10:00 a.m. local time on November 17, 2003, or at any other place, time, and date that are mutually agreeable to the Parties, or, in the absence of an agreement, at a place, time, and date specified by either Buyer or Seller upon five (5) business days' notice to the other, after fulfillment or waiver of the conditions precedent set forth in Article 5 of this Agreement (the "Closing Date"). The Closing shall be deemed to be effective upon the close of business on the Closing Date.

          Section 1.7.     Deliveries at Closing.

     (a)     At the Closing, Buyer shall execute and deliver, or cause to be executed and delivered, to Seller (i) the Purchase Price; (ii) written instruments or agreements, reasonably acceptable to Seller, that provide for Buyer's assumption of the Assumed Contracts and the Real Property Leases; (iii) those agreements, documents and instruments referenced in Article 5 of this Agreement; and (iv) any and all other agreements, certificates, instruments and documents as shall be reasonably required of Buyer under this Agreement.

     (b)     At the Closing, Seller shall execute and deliver or cause to be executed and delivered, to Buyer (i) bills of sale, certificates of title, warranty deeds (free and clear of all Encumbrances except Permitted Encumbrances), endorsements, assignments, and other instruments of conveyance, reasonably acceptable to Buyer, that are sufficient to transfer to Buyer title in the Purchased Assets in accordance with this Agreement; (ii) those documents and instruments referenced in Article 5 of this Agreement; and (iii) any and all other agreements, certificates, instruments and documents as shall be reasonably required of Seller under this Agreement.

     (c)     Buyer and Seller shall take all further actions and execute and deliver any additional agreements, certificates, instruments, records and other documents on or after the Closing as Buyer or Seller shall reasonably request to effectuate the transactions contemplated by this Agreement.

          Section 1.8.     Allocation of Purchase Price. The allocation of the Purchase Price among the Purchased Assets is set forth in Exhibit F and shall be conclusive and binding on Buyer and Seller for all purposes, including, but not limited to, reporting and disclosure requirements under the Internal Revenue Code and any other state, local, or foreign Tax authority, subject to adjustments to Inventory for differences between the Initial Inventory Value and the Final Inventory Value.

          Section 1.9.     Disclaimer of Implied Warranties. Seller makes no representations or warranties, express or implied, of any nature whatsoever except as specifically set forth in this Agreement. Buyer expressly acknowledges and agrees that the Purchased Assets are conveyed and delivered "AS IS," "WHERE IS" and "WITH ALL FAULTS" and without any representation or warranty of merchantability, fitness for any particular purpose or any other implied warranties whatsoever except as expressly stated herein. Without limiting the foregoing, Seller makes no representation or warranty to Buyer with respect to (i) the accuracy of any forecast, study or projection relating to the Business or condition of the Business; (ii) the ultimate feasibility or economic worth of the Business; or (iii) the effect on the Business or condition of the Business of the sale of the Purchased Assets to Buyer.

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES
OF SELLER

          Seller represents and warrants to Buyer as follows:

          Section 2.1.     Disclosure Schedule. Seller has delivered to Buyer a Disclosure Schedule, which includes numbered schedules corresponding to the sections and subsections of this Agreement or otherwise specifically referred to in this Article 2. The representations and warranties of Seller in this Article 2 are made and given subject to the Disclosure Schedule. The disclosures in the Disclosure Schedule with respect to a particular representation and warranty shall be considered a disclosure for purposes of any other representation and warranty for which such disclosure would be appropriate. Inclusion of an item in the Disclosure Schedule or delivery of a document pursuant to the Disclosure Schedule or this Agreement is not an admission of materiality with respect to the item or document.

          Section 2.2.     Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Michigan with full corporate power and authority to conduct the Business substantially as it is now being conducted, to own or use the Purchased Assets that it purports to own or use, and to perform its obligations under the Assumed Contracts.

          Section 2.3.     Financial Information. Seller has delivered to Buyer: (a) an unaudited balance sheet of Seller as of March 29, 2003 (the "Balance Sheet"), and the related unaudited statements of income, changes in shareholders' equity and cash flows for the fiscal year then ended prepared by Seller. Such financial statements fairly present in all material respects the financial condition and the results of operations, changes in shareholders' equity and cash flows of Seller with respect to the fiscal year-end statements, as of the respective dates of and for the periods referred to in such financial statements, all in accordance with the past practices of Seller used in preparing subsidiary financials for inclusion in its parent company's audited consolidated financial statements that are prepared in accordance with generally accepted United States accounting principles. The financial statements referred to in this Section 2.3 reflect the consistent application of such accounting principles throughout the periods involved.

          Section 2.4.     Taxes. Except as set forth on Schedule 2.4, Seller has timely (a) filed all Tax Returns pursuant to applicable Legal Requirements; (b) paid or made proper provision for payment of all Taxes due and payable by it; and (c) withheld or collected all Taxes required by applicable Legal Requirements and, to the extent required, paid such Taxes to the proper Governmental Body or other Person, except where such failure would not have a Material Adverse Effect or result in a lien or other charge against the Purchased Assets. To Seller's Knowledge, there is no proposed Tax assessment against Seller and no deficiency has been asserted against Seller as a result of any examination by the IRS or other Governmental Body that has not been paid or finally settled, and no grounds exist for the assertion of any deficiency for any periods that have not been audited by the IRS or other applicable Governmental Body, except where such deficiency would not have a Material Adverse Effect or result in a lien or other charge against the Purchased Assets.

          Section 2.5.     Employees; Labor Relations. Except as set forth on Schedule 2.5, there is no collective bargaining or other labor Contract covering Employees. To Seller's Knowledge, there is no pending or threatened strike, slowdown, picketing, work stoppage or labor arbitration concerning the grievance of any Employee, application or complaint filed by an Employee or union with the National Labor Relations Board or any comparable Governmental Body, organizational activity affecting Seller, and, to Seller's Knowledge, no application for certification of a collective bargaining agent is pending or threatened, except in each case where such action would not have a Material Adverse Effect. There is no lockout of any Employees at the Business Locations by Seller and no such action is contemplated by Seller.

          Section 2.6.     Employee Benefit Plans. Each Employee Benefit Plan is in compliance with all applicable Legal Requirements, except where such failure would not have a Material Adverse Effect.

          Section 2.7.     Personal Property. Except as set forth on Schedule 2.7, all personal property owned by Seller and included in the Purchased Assets is owned free and clear of all Encumbrances, other than Permitted Encumbrances.

          Section 2.8.     Assumed Contracts. All Assumed Contracts to which Seller is a party are in full force and effect. Neither Seller, nor, to Seller's Knowledge, any other party, is in default under any of the Assumed Contracts as to which any Seller is a party, except for defaults that would not have a Material Adverse Effect.

          Section 2.9.     Owned Real Property. With respect to all Owned Real Property, Seller has good title in fee simple, free and clear of all Encumbrances, other than Permitted Encumbrances.

          Section 2.10.     Leased Real Property. All Real Property Leases are in full force and effect. Except as set forth on Schedule 2.10, neither the Seller nor, to Seller's Knowledge, any other party is in default under any of the Real Property Leases, except for defaults that would not have a Material Adverse Effect.

          Section 2.11.     Litigation. Except as set forth on Schedule 2.11, there is no Proceeding or Order pending against Seller, or any of the Purchased Assets, or that may interfere with the transactions contemplated by this Agreement, except for Proceedings or Orders that would not have a Material Adverse Effect. To Seller's Knowledge, no such Proceeding or Order has been Threatened.

          Section 2.12.     Authorization and Enforceability; No Conflict with Other Instruments or Proceedings.

     (a)     Seller has full capacity, power and authority to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. This Agreement is binding upon Seller and is enforceable against Seller in accordance with its terms.

     (b)     The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement will not contravene the Organizational Documents of Seller.

     (c)     The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement will not result in a material Breach of any provision of, or constitute a material default under, any Assumed Contract or Real Property Lease, provided that all consents, approvals or authorizations listed on Schedule 2.12 of this Agreement are obtained at or prior to Closing, except for consents, approvals or authorizations, which, if not received, would not have a Material Adverse Effect.

          Section 2.13.     Permits and Licenses; Compliance with Legal Requirements. Except as disclosed on Schedule 2.13, all Governmental Authorizations necessary for Seller to carry on the Business as presently conducted are in full force and effect, except where the failure to have such Governmental Authorizations would not have a Material Adverse Effect. Seller is in compliance with all applicable Legal Requirements and Governmental Authorizations relating to the Business, except where the failure to comply with such Legal Requirements or Governmental Authorizations would not have a Material Adverse Effect.

          Section 2.14.     No Broker's Fees. Neither Seller nor anyone acting on its behalf has incurred any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could be liable.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller as follows:

          Section 3.1.     Organization and Good Standing. Each Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Michigan, with full power and authority to conduct the Business as presently conducted.

          Section 3.2.     Authorization; Enforceability. Buyer has full capacity, power and authority to enter into and perform this Agreement and to carry out the transactions contemplated by this Agreement. This Agreement is binding upon Buyer and is enforceable against Buyer in accordance with its terms.

          Section 3.3.     No Broker's Fees. Neither Buyer nor anyone acting on Buyer's behalf has incurred any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable.

          Section 3.4.     Financing. Buyer has available the required cash or financing to pay the Purchase Price at Closing and to otherwise perform all of Buyer's obligations pursuant to the transactions contemplated by this Agreement.

          Section 3.5.     Due Diligence Investigation. As of the date of this Agreement, Buyer is not aware of any fact, circumstance or occurrence that makes any representation or warranty made by Seller in this Agreement or any statement or item in the Disclosure Schedule inaccurate or incomplete in any manner.

ARTICLE 4 - COVENANTS AND AGREEMENTS

          Buyer and Seller (as applicable) covenant to and agree with each other as follows:

          Section 4.1.     Conduct Pending the Closing. Seller shall exercise reasonable care to (a) conduct the Business in the Ordinary Course of Business; (b) preserve intact the present assets and personnel of the Business; and (c) comply with all Legal Requirements, except in each case where the failure to act in such a manner would not have a Material Adverse Effect. Seller shall cause the Accounts Receivable aging as of Closing to be in substantially the same proportion as shown in the "United Wholesale Aging Report 3rd Period 2003/2004" as provided by Seller to Buyer and attached to this Agreement as Exhibit G. The Parties shall discuss in good faith any special product purchasing opportunities that arise prior to the Closing.   These discussions shall include the appropriate allocation of costs between the Parties for such products. The Parties acknowledge that there is currently a condemnation proceeding pending with the Michigan Department of Transportation ("MDOT") with respect to the Bay City Business Location. Seller agrees to keep Buyer fully apprised of the status of the MDOT proceeding. Buyer and Seller shall discuss in good faith any proposed settlement of, or other resolution of, the MDOT proceeding. Immediately following Closing, Seller shall assign to Buyer, to the extent permitted, Seller's rights relating to the MDOT proceeding.

          Section 4.2.     Access and Investigation of Business by Buyer. From the date of this Agreement to the Closing Date, Seller shall give Buyer and its Representatives reasonable access to Seller's personnel, properties, Contracts, business records, and other documents and data which are relevant to this transaction for the purpose of completing Buyer's investigation of the Business; provided, however, that such investigation shall be conducted (a) in a manner that does not unreasonably interfere with the normal operations and relationships of the Business, (b) during normal business hours, and (c) after giving reasonable prior notice to Seller. Buyer shall hold any information obtained from Seller as part of its investigation in strict confidence in accordance with the Confidentiality Agreement dated May 29, 2003, between the Parties and shall return all such written information upon request. Notwithstanding the foregoing, Buyer will not contact any employee, customer, or supplier of Seller with respect to this Agreement without the prior consent of Seller.

          Section 4.3.     Reasonable Efforts; Further Assurances. Each Party will use all reasonable efforts to fulfill the conditions required to be fulfilled by that Party that are necessary to bring about the timely consummation of the transactions contemplated by this Agreement. After the Closing, each Party will take all such further actions, execute and deliver all such further documents and do all other acts and things as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the other documents referred to in this Agreement.

          Section 4.4.     Licenses and Governmental Authorizations. Buyer will use its best efforts to obtain as expeditiously as possible any and all Governmental Authorizations necessary or required to acquire the Purchased Assets and operate the Business, including the Michigan Tobacco Products Tax License. Buyer will file within twenty (20) days after the full execution by the Parties of this Agreement all necessary applications of Buyer to obtain such Governmental Authorizations. Buyer will supply to Seller, at least five (5) days prior to filing, copies of all proposed regulatory applications and filings and will use reasonable efforts to reflect any comments of Seller in such filings. As of the Closing Date, Buyer will satisfy any and all of the standards and requirements reasonably within its control imposed as a condition to obtaining or necessary to comply with the Governmental Authorizations. Buyer shall pay all expenses associated with obtaining the Governmental Authorizations, including any fees charged by any Governmental Body to which it must apply to obtain any of the Governmental Authorizations. Neither Buyer nor Seller shall take any action that would adversely affect or delay the ability of any party hereto to obtain any Governmental Authorizations or to perform its covenants and agreements under this Agreement. Buyer shall notify Seller promptly (and in no event later than seven (7) days following notice) of any significant development with respect to any application or notice Buyer files with any Governmental Body in connection with the transactions contemplated by this Agreement. Seller shall use reasonable efforts to assist Buyer in obtaining the Governmental Authorizations necessary for the operation of the Business. Seller shall provide Buyer or the appropriate Governmental Body with all information reasonably required to be submitted by Buyer in obtaining the Governmental Authorizations necessary for the operation of the Business at the Business Locations.

          Section 4.5.     Consents for Real Property Leases. Buyer and Seller shall use commercially reasonable efforts to obtain from each lessor for each Real Property Lease any required consent to assignment of the Real Property Lease to Buyer, an estoppel certificate containing customary and appropriate terms, and a release of Seller from further obligations or liability on the Real Property Leases after the Closing. Buyer shall provide such financial and other information as shall be reasonably requested by landlords under the Real Property Leases and in connection with obtaining landlords' consents to the assignment of the Real Property Leases. Notwithstanding anything to the contrary contained herein, Buyer agrees that any landlord consent with respect to the Real Property Leases may be in such form as may reasonably be requested by landlord and may incorporate any and all conditions, terms and agreements such landlord may reasonably require with respect to such landlord's required consent to the assignment of such Real Property Leases to Buyer, provided that such conditions, terms, and agreements do not constitute a materially adverse modification or alteration of the terms, covenants and conditions of such Real Property Leases, or to Seller's lease of those premises which will be subleased to Buyer pursuant to the Real Property Leases, or otherwise impose any material burden on Seller or Buyer not otherwise contemplated by such Real Property Leases.

          Section 4.6.     Employment of Employees by Buyer.

     (a)     Hiring of Non-Bargaining Unit Employees. Buyer is not obligated to hire any specific Employee but may interview all Employees. Buyer will provide Seller with a list of Employees to whom Buyer has made an offer of employment (the "Offered Employees") and a list of Employees who have accepted an offer of employment (the "Transferred Employees") on the Closing Date. It is understood and agreed that (i) Buyer's extension of offers of employment as set forth in this Section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment and those terms and conditions set forth in this Section 4.6, and (ii) employment offered by Buyer is "at will" and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements).

     (b)     Terms of Employment for Non-Bargaining Unit Employees. Buyer will set its own initial terms and conditions of employment for the Transferred Employees and others it may hire, including work rules. Buyer shall treat each Transferred Employee as a new hire of Buyer but shall provide each Transferred Employee with the following:

     (i)     Each Transferred Employee will be eligible to participate in any qualified profit sharing plan/401(k) plan or plans of Buyer, based on each plan's eligibility criteria as of the close of business on the Closing Date. Buyer shall credit each Transferred Employee with the period of years of service with Seller in determining eligibility to participate, vesting and level of matching contributions in such plan or plans. To the extent that Buyer provides any Transferred Employee with benefit or other plans and such plans accept rollovers, Buyer shall allow such Transferred Employee to roll over into such plans any distributions or contributions received from Seller or their respective plans, including any outstanding loan balances from Seller's qualified or thrift retirement plan.

     (ii)     Each Transferred Employee will receive credit for years of service with Seller for purposes of calculation of benefits and waiting period eligibility in Buyer's other miscellaneous benefits programs, including but not limited to, vacation, sick leave, short and long-term disability plans and other similar benefits.

     (iii)     On the Closing Date each Transferred Employee will become immediately eligible to participate in Buyer's health and welfare plans, including but not limited to, life insurance, dental, and short- and long-term disability, as such plans may exist, on the same basis as other similarly-situated employees of Buyer. Buyer shall waive any pre-existing condition limitations with respect to such Transferred Employee and his or her dependents.

     (iv)     Upon conclusion of his or her short term disability or temporary leave of absence, subject to the terms and conditions of Buyer's plans and policies and applicable law, each Transferred Employee on such leave as of the Closing Date shall receive the salary and vacation benefits in effect when he or she went on leave, shall otherwise be treated as a Transferred Employee and shall be offered by Buyer the same or a substantially equivalent position to his or her position with Seller prior to the leave.

     (c)     Bargaining Unit Employees. As to Employees covered by the collective bargaining agreements between Seller and the Teamsters Union ("Collective Bargaining Agreements"):

     (i)     Buyer will assume the Collective Bargaining Agreements as of the Closing Date and Buyer will execute all documents required to participate in the plans referred to in the Collective Bargaining Agreements.

     (ii)     Buyer will offer employment or cause employment to be offered to all Transferred Employees covered by the Collective Bargaining Agreements on the terms and conditions set forth in the Collective Bargaining Agreement.

     (iii)     Buyer shall also credit or cause to be credited any Transferred Employees with all service they had accumulated or accrued under the Collective Bargaining Agreements for such purposes as seniority and benefits. Any bargaining obligations of Buyer subsequent to the Closing are the sole responsibility of Buyer.

     (d)     General Employee Provisions.

     (i)     Seller and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 4.6 as may be necessary to carry out the arrangements described in this Section 4.6.

     (ii)     Seller and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 4.6.

     (iii)     If any of the arrangements described in this Section 4.6 are determined by the IRS or other Governmental Body to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

     (vi)     With regard to any workers' compensation claim by a former Seller employee who becomes employed by Buyer, the Liability of each party with respect to workers' compensation shall be as provided under applicable workers' compensation law.

     (vii)     Seller shall have no Liability for any unemployment compensation taxes or contributions payable by Buyer based on Buyer's payroll. Responsibility for unemployment benefits payable to a former Seller employee who becomes a Buyer employee shall be as provided under applicable unemployment compensation law.

          Section 4.7.     Environmental Investigation. Within forty-five (45) days after the date of this Agreement, Buyer may, at its expense, conduct one or more Phase I environmental assessments of the Real Property; provided, however, that Buyer's activities hereunder will not damage the Real Property, disrupt any business operations on the Real Property, or endanger, or otherwise constitute a nuisance to, persons or property in the vicinity of the Real Property. Buyer's access to, and assessment of, the Real Property shall be at Buyer's sole risk and expense and Seller shall have no responsibility therefor. All reports regarding such Phase I environmental assessments will be provided to Seller and will contain a statement that each report was prepared for the benefit of, and may be relied upon by, Seller and Buyer. Buyer shall not, without the prior written consent of Seller, conduct any environmental test of the soil, groundwater or ambient air at or under any Real Property and, in the event Seller grants the consent to any such test, any report regarding such test will be provided to Seller and will contain a statement that the report was prepared for the benefit of, and may be relied upon by, Seller and Buyer. Such inspections will be conducted so as not to unreasonably interfere with the use of the Real Property by Seller. Buyer agrees to immediately repair any loss or damage to the Real Property caused by the acts or omissions of Buyer in connection with such inspection of the Real Property. Buyer shall indemnify and hold Seller harmless from and against any and all liability, loss, damage, cost or expense (including court costs and reasonable attorneys and expert/consulting fees), of whatever nature and by whomever asserted, arising out of, resulting from or in any way connected with the acts or omissions of Buyer and/or Buyer's Agents in connection with their access to and inspection of the Real Property under this Section 4.7. Notwithstanding anything to the contrary in this Agreement, such obligations to repair and to indemnify shall survive the Closing or any termination of this Agreement. If any Phase I assessment discloses a material "recognized environmental condition" within the meaning of the current ASTM Standard for Phase I environmental site assessments ("Environmental Problem"), then Seller shall have fifteen (15) days from receipt of the Phase I assessment report to cure the Environmental Problem. If Seller is unwilling or unable to cure the Environmental Problem within such fifteen (15) day period, Buyer and Seller shall apply the procedures set forth in Section 4.10. Seller hereby authorizes Buyer to conduct the Phase I environmental assessments, as described above; provided that Buyer shall coordinate such Phase I environmental assessments in advance with Seller.

          Section 4.8.     Title; Survey; Inspection.

     (a)     Title Commitment. Seller shall use reasonable efforts to cause one or more title commitments covering the Owned Real Property (collectively, the "Title Commitment") to be prepared and delivered to Buyer by Chicago Title Insurance Company ("Title Insurer") within five (5) days after the date of this Agreement. Such title commitments shall carry a policy amount matching the allocation set forth on Exhibit F. Buyer shall have fifteen (15) days after receipt of the Title Commitment to notify Seller in writing of Buyer's reasonable disapproval of any Schedule B exceptions shown on the Title Commitment ("Disapproved Exceptions"). If, on or before Closing, the Title Insurer notifies Seller or Buyer of any Schedule B exception in addition to the Schedule B exceptions shown in the Title Commitment ("Additional Exceptions"), the fifteen (15) day period with respect to Additional Exceptions will run from the date Buyer is given notice of such Additional Exceptions. Seller shall have, at Seller's option and expense, fifteen (15) days from the date of receipt of any notice of disapproval to cause the Disapproved Exceptions to be removed from the Title Commitment or cause the Title

Insurer to commit to insure against loss or damage that may be occasioned by the Disapproved Exceptions. If Seller is unwilling or unable to modify, remove or obtain a commitment for title insurance over the Disapproved Exceptions within such period, Buyer and Seller shall apply the procedures set forth in Section 4.10.

     (b)     Survey. Within forty-five (45) days after the date of this Agreement, Seller shall use reasonable efforts to deliver to Buyer one or more ALTA/ACSM Land Title Surveys of the Owned Real Property (collectively, the "Survey"). Buyer shall reimburse Seller for the cost of such Surveys. Buyer shall have ten (10) days after receipt of the Survey to notify Seller in writing of Buyer's reasonable disapproval of any condition shown on the Survey ("Disapproved Survey Exceptions"). Seller shall have, at Seller's option and expense, fifteen (15) days from the date of receipt of any notice of disapproval to cause the Disapproved Survey Exceptions to be removed from the Survey or cause the Title Insurer to commit to insure against loss or damage that may be occasioned by the Disapproved Survey Exceptions. If Seller is unwilling or unable to modify, remove or obtain a commitment for title insurance over the Disapproved Survey Exceptions within such period, Buyer and Seller shall apply the procedures set forth in Section 4.10.

     (c)     General Inspection. For a period expiring forty-five (45) days after the date of this Agreement (the "Inspection Period"), Buyer and its agents shall have the right to make, at Buyer's sole cost and expense, a physical inspection of the improvements located on the Real Property; provided, however, that Buyer's activities hereunder shall not damage such improvements, disrupt any business operations on the Real Property, or endanger, or otherwise constitute a nuisance to, persons or property in the vicinity of the Real Property. Buyer's access to, and inspection of, the Real Property shall be at Buyer's sole risk and expense and Seller shall have no responsibility therefor. Buyer shall immediately repair any loss or damage to the Real Property caused by the acts or omissions of Buyer in connection with its inspection of the Real Property. Buyer shall indemnify and hold Seller harmless from and against any and all liability, loss, damage, cost or expense (including court costs and reasonable attorneys and expert/consulting fees), of whatever nature and by whomever asserted, arising out of, resulting from or in any way connected with the acts or omissions of Buyer, its employees, agents or contractors in connection with their access to and inspection of the Real Property. Notwithstanding anything to the contrary in this Agreement, such obligations to repair and to indemnify shall survive the Closing or any termination of this Agreement. If any inspection performed by Buyer or Buyer's Representatives discloses material defects in the improvements located on the Real Property that, when taken as a whole, have a Material Adverse Effect ("Defects"), then Buyer shall give Seller written notice of the Defects before the end of the Inspection Period. If Buyer fails to do so, then Buyer shall be considered to have waived all such objections. If Buyer gives Seller written notice of any Defects within the permitted period, then Seller shall have fifteen (15) days from receipt of Buyer's notice to cure the Defects. If Seller is unwilling or unable to so cure within such period, Buyer and Seller shall apply the procedures set forth in Section 4.10.

          Section 4.9.     Trade Names, Trademarks, and Intellectual Property.

     (a)     Except as provided in paragraph (c) below, Buyer acknowledges and agrees that it has, and following the Closing shall have, no interest in or to any Intellectual Property or any trade name, trademark or service mark, logo or corporate name of any Affiliate of Seller.

     (b)     Subject to paragraph (c) below, from and after the Closing, Buyer agrees not to use any forms or other documents bearing any Intellectual Property or the name or logo of any Affiliate of Seller, without the prior written consent of Spartan Stores, Inc., which consent may be denied or given in its sole discretion. If such consent is given, Buyer hereby agrees that all forms or other documents to which such consent relates will be stamped or otherwise marked in such a way that identifies Buyer as the party using the form or document.

     (c)     For a period of 90 days following the Closing (the "Transition Period"), Buyer is granted a nonexclusive license to use the Intellectual Property of the Affiliates of Seller, but only to the extent that the Intellectual Property appears on existing signage, Inventory, paper products, displays and other items included in the Purchased Assets. Following the Transition Period, Buyer shall have no interest in or right to use the Intellectual Property, except to own, use and sell the Inventory included in the Purchased Assets or Inventory purchased from Spartan Stores, Inc., and its Affiliates after Closing.

          Section 4.10.     Resolution of Real Property Problems. If, before the Closing, one or more parcels of the Real Property contain one or more Environmental Problems, Disapproved Exceptions, Disapproved Survey Exceptions or Defects (collectively, "Real Property Problems") that are not waived by Buyer or remedied by Seller, then Seller and Buyer shall negotiate in good faith for fifteen (15) days to agree on mutually acceptable terms to resolve any such Real Property Problems. If Seller and Buyer are unable to agree within fifteen (15) days, then Buyer may, upon written notice to Seller, either (a) proceed to Closing, in which case the Real Property Problem shall be waived by Buyer, such Real Property Problem shall be deemed an Assumed Liability, and Seller shall have no liability to Buyer with respect to such Real Property Problem; or (b) terminate this Agreement pursuant to Section 6.1 if such Real Property Problems, individually or in the aggregate, constitute a Material Adverse Effect.

          Section 4.11.      Sales to Spartan Customers. If during the three-year period following the Closing Date, Buyer sells to the customers of Spartan Stores, Inc. or its subsidiaries listed on Exhibit 4.11 (the "Spartan Customers") any products, then Buyer shall pay to Spartan a commission equal to 3% of all such sales to Spartan Customers; provided, however, no commission shall be payable by Buyer until such sales exceed $250,000 in any Sales Period, and then only with respect to the amount of sales exceeding $250,000 during such Sales Period. For purposes of this Agreement, a "Sales Period" shall mean the 12-month period between the Closing Date and the first anniversary of the Closing Date, between the first anniversary and the second anniversary, and between the second anniversary and the third anniversary. Notwithstanding anything to the contrary contained in this Section 4.11, (i) no commission shall be payable by Buyer with respect to sales of tobacco products by Buyer to Spartan's Customers and (ii) sales of tobacco products by Buyer to Spartan's Customers shall not be included in the $250,000 threshold described above. Buyer covenants and agrees to promptly notify Spartan Stores, Inc., in writing of all sales by Buyer of products to Spartan Customers. Any commission payable by Buyer pursuant to this Agreement shall be paid within 30 days of the date on which the sale giving rise to such commission occurred. After the expiration of three years, the covenants and obligations of Buyer in this Section 4.11 shall cease and be of no further force or effect.

          Section 4.12.     Non-Compete. In consideration of the consummation of the transactions contemplated by this Agreement, Seller covenants and agrees that, for a period of three (3) years from the Closing Date, Seller shall not engage in the Business within a fifteen (15) mile radius of any present Business Location (the "Restricted Area"). Nothing in this paragraph shall prohibit or limit Seller from engaging in any business other than the Business, including: (a) engaging in the distribution business, including the distribution of grocery and other products and services; or (b) owning or operating a grocery store, supermarket, Pharm store, bakery, delicatessen, restaurant, drug store, pharmacy, or limited assortment store.

          Section 4.13.     Post-Closing Transition. After Closing, the Parties will cooperate and use commercially reasonable efforts to effect a smooth transition of the Business to Buyer. To assist in this transition, Seller or its parent company, Spartan Stores, Inc. ("Spartan") shall continue to provide select services for the Business, but shall not be obligated in any case to provide services not currently provided by Seller or Spartan with respect to the Business. The precise services to be provided by Seller or Spartan shall be mutually agreed upon by the Parties. United or Spartan as applicable, shall receive a fee from Buyer in an amount sufficient to compensate Spartan or Seller, as applicable, for the expenses it incurs in providing the above-described services. The services described in this Section shall be provided for a reasonable period of time, as determined by the Parties, provided that Seller or Spartan shall not be obligated to provide such services for more than ninety (90) days following the Closing. Notwithstanding the preceding sentence, upon the request of Buyer, Seller or Spartan shall continue to provide accounting, treasury and information technology services to Buyer for a reasonable period of time following the ninety (90) day period.

ARTICLE 5 - CONDITIONS TO OBLIGATION TO CLOSE

          Section 5.1.     Conditions to Obligation of Buyer. Buyer's obligation to purchase the Purchased Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

     (a)     The representations and warranties set forth in Article 2 of this Agreement must have been accurate as of the date of this Agreement and shall be accurate as of the Closing Date as if made on the Closing Date, except where such inaccuracies would not individually or in the aggregate have a Material Adverse Effect;

     (b)     Seller shall have performed and complied with their respective covenants and obligations under this Agreement in all material respects;

     (c)     Seller shall have delivered to Buyer in form reasonably acceptable: (i) a certificate stating that the conditions specified in Sections 5.1(a) and (b) have been satisfied; (ii) documentation reasonably acceptable to Buyer, of each Seller's authority to consummate the transactions contemplated by this Agreement; and (iii) such other certificates, instruments or documents as Buyer may reasonably request;

     (d)     Each of the consents set forth in Schedule 2.12 of the Disclosure Schedule shall have been obtained and must be in full force and effect, except where the lack of consent would not individually or in the aggregate have a Material Adverse Effect; and

     (e)     All Governmental Authorizations from any Governmental Body that are necessary for the consummation of the transactions contemplated by this Agreement shall have been received and shall be in full force and effect, except where the lack of Governmental Authorization would not have a Material Adverse Effect. The Parties acknowledge that Buyer's failure to have the necessary Michigan Tobacco Products Tax License (which allows Buyer to stamp and sell cigarettes) would be deemed to have a Material Adverse Effect, as described in the preceding sentence, unless such failure results from Buyer's lack of best efforts to obtain the necessary Michigan Tobacco Products Tax License. All necessary filings, declarations, and notices of Buyer and Seller with or to any Governmental Body shall also have been made or given, except for filings, declarations, and notices that, if not made or given, would not have a Material Adverse Effect.

          Section 5.2.     Conditions to Obligation of Seller. Seller's obligation to sell the Purchased Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

     (a)     The representations and warranties set forth in Article 3 of this Agreement shall have been accurate as of the date of this Agreement and shall be accurate as of the Closing Date, except where such inaccuracies would not individually or in the aggregate have a Material Adverse Effect;

     (b)     Buyer shall have performed and complied with all of its covenants and obligations under this Agreement in all material respects;

     (c)     Buyer shall have delivered to Seller in form reasonably acceptable: (i) a certificate stating that each of the conditions specified in Sections 5.2(a) and (b) have been satisfied; (ii) documentation reasonably acceptable to Seller, of Buyer's authority to consummate the transaction contemplated by this Agreement; and (iii) such other certificates, instruments or documents as Seller may reasonably request;

     (d)     Each of the consents set forth in Schedule 2.12 of the Disclosure Schedule shall have been obtained and must be in full force and effect, except where the lack of consent would not individually or in the aggregate have a Material Adverse Effect;

     (e)     All Governmental Authorizations from any Governmental Body that are necessary for the consummation of the transactions contemplated by this Agreement shall have been received and shall be in full force and effect, except where the lack of Governmental Authorization would not have a Material Adverse Effect. All necessary filings, declarations, and notices of Buyer and Seller with or to any Governmental Body shall also have been made or given, except for filings, declarations, and notices that, if not made or given, would not have a Material Adverse Effect; and

     (f)     Simultaneously with the execution of this Agreement, Buyer and Seller shall enter into a Customer Supply Agreement that shall become effective as of the Closing Date, in the form of Exhibit H to this Agreement that shall require Buyer to continue to purchase products from Spartan Stores Distribution, LLC in an amount consistent with the past practices of the Business and with terms and pricing consistent with the past practices of the Business.

ARTICLE 6 - TERMINATION

          Section 6.1.     Termination Events. This Agreement may be terminated by (a) mutual written consent of Buyer and Seller or (b) written notice given before or at the Closing by:

     (a)     Buyer or Seller if a material Breach of any provision of this Agreement has been committed by the other party and the Breach has not been waived or cured within 30 days following written notice of the Breach;

     (b)     Buyer if any of the conditions in Section 5.1 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived the condition on or before the Closing Date;

     (c)     Seller if any of the conditions in Section 5.2 have not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of any Seller to comply fully with their respective obligations under this Agreement) and Seller has not waived the condition on or before the Closing Date;

     (d)     Buyer pursuant to Section 4.10 of this Agreement;

     (e)     Buyer if the Closing has not occurred (other than through the failure of Buyer to comply fully with its obligations under this Agreement) on or before February 27, 2004, or such later date as Buyer and Seller may agree upon in writing; or

     (f)     Seller if the Closing has not occurred (other than through the failure of Seller to comply fully with its respective obligations under this

Agreement) on or before February 27, 2004, or such later date as Buyer and Seller may agree upon in writing.

          Section 6.2.     Effect of Termination. Each Party's right of termination under Section 6.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 6.1, all further obligations of the Parties under this Agreement will terminate.

ARTICLE 7 - INDEMNIFICATION

          Section 7.1.     Indemnification and Reimbursement by Seller. Seller will indemnify and hold Buyer harmless against all Adverse Consequences arising from or related to (a) any Breach by Seller of any representation, warranty, covenant or obligation of Seller which by the express terms of this Agreement survives the Closing; (b) the Excluded Liabilities; and (c) the enforcement of indemnification rights under this Article 7. If Buyer makes a claim for indemnification that is determined by an arbitration panel or court of competent jurisdiction to be without reasonable basis in law or fact, Buyer will bear and promptly reimburse Seller for all costs and expenses (including court costs and reasonable legal and accounting fees) incurred by Seller in investigating and defending against the claim.

          Section 7.2.     Indemnification and Reimbursement by Buyer. Buyer will indemnify and hold Seller harmless against all Adverse Consequences arising from or related to (a) any Breach by Buyer of any representation, warranty, covenant, or obligation of Buyer which by the express terms of this Agreement survives the Closing; (b) the Assumed Liabilities; (c) any pending or threatened, known or unknown, contingent or fixed claims arising out of ownership of the Purchased Assets, employment of employees or conduct of the Business after the Closing; and (d) the enforcement of indemnification rights under this Article 7. If Seller make a claim for indemnification that is determined by an arbitration panel or court of competent jurisdiction to be without reasonable basis in law or fact, Seller will bear and promptly reimburse Buyer for all costs and expenses (including court costs and reasonable legal and accounting fees) incurred by Buyer in investigating and defending against the claim.

          Section 7.3.     Indemnification Procedures.

     (a)     Third-Party Claims. Promptly after receipt by a Person entitled to be indemnified under this Article 7 (an "Indemnified Party") of notice of the commencement of any Proceeding against it, such Indemnified Party will, if a claim for indemnification is to be made against another Party (an "Indemnifying Party") under this Article 7, give notice to the Indemnifying Party of the commencement of such Proceeding with reasonable promptness (so as to not prejudice the Indemnifying Party's rights). The Indemnifying Party will have the opportunity to defend against the Proceeding subject to the limitations set forth below. If the Indemnifying Party elects to defend against the Proceeding, the Indemnifying Party will notify the Indemnified Party to that effect with reasonable promptness and will diligently defend the Proceeding. If the Indemnifying Party does not elect to defend against the Proceeding, the Indemnified Party will diligently defend the action and the reasonable fees and expenses of the Indemnified Party's counsel will be at the expense of the Indemnifying Party. Each Party will make available to the other Parties and their respective Representatives all of its or their books and records relating to the Proceeding, and each Party will render to the other Parties any assistance that is reasonably required to ensure the proper and adequate defense of the Proceeding. The Parties will use their respective good faith efforts to avoid the waiver of any privilege of another Party. The assumption of the defense of any Proceeding by an Indemnifying Party will not constitute an admission of responsibility to indemnify or in any manner impair or restrict its rights to later seek to be reimbursed for its costs and expenses if indemnification under this Agreement with respect to the Proceeding was not required. No settlement of a matter by an Indemnified Party will be binding on the Indemnifying Party for any purpose, including the Indemnifying Party's obligations hereunder, without the Indemnifying Party's express written consent.

     (b)     Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the Party from whom indemnification is sought setting forth the amount of the claim (if known by the other Party) and a detailed description of the facts underlying the claim.

          Section 7.4.     Remedies Exclusive. The right of a Party to assert indemnification claims and receive indemnification payments pursuant to this Article 7 will be the sole and exclusive remedy exercisable by that Party with respect to any Breach by another Party of any provision of this Agreement, and each Party hereby irrevocably waives and releases each other from any and all claims and other causes of action, including claims for contribution, relating to this Agreement.

          Section 7.5.     Basket; Cap  Seller will not have any liability under this Article 7 until the aggregate amount of all Adverse Consequences exceeds $250,000 (the "Basket Amount"), at which time Seller will be liable for all Adverse Consequences in excess of the Basket Amount up to an aggregate amount not to exceed $5,000,000.

          Section 7.6.     Indemnification Period. Each Party's right to seek indemnification under this Article will survive for a period of 12 months from the Closing Date. The making of a claim for indemnification under this Agreement will toll the running of the limitation period with respect to that claim. For purposes of the preceding sentence, a claim will be deemed made upon the commencement of an independent judicial proceeding with respect to the matter underlying the claim or receipt by a Party of a written notice of a bona fide claim setting forth the amount of the claim and the specific facts underlying the claim.

          Section 7.7.     Additional Limitations on Indemnification. The indemnification obligations of Seller under this Agreement are subject to the following additional limitations:

     (a)     To the extent that insurance or "pass-through" warranty coverage from a manufacturer or other recovery or reimbursement from a third party is available to Buyer to cover any item for which indemnification may be sought hereunder, Buyer will exhaust all available remedies or causes of action to recover the amount of the claim as may be available from such other party and will only seek indemnification against Seller if it fails to obtain such coverage or reimbursement or if such coverage or reimbursement is insufficient to satisfy the claim (and in the latter instance will only seek indemnity for the amount of such deficiency). Buyer's diligent pursuit of available remedies under this Section 7.7(a) will toll the running of the limitation period described in Section 7.6. To the extent Seller indemnifies Buyer on any claim referred to in the previous sentence, Buyer will assign to Seller, to the fullest extent allowable, its rights and causes of action with respect to such insurance, warranty coverage or third-party claim, or in the event assignment is not permissible, Seller will be allowed to pursue such claim in the name of Buyer at Seller's expense. Seller will be entitled to retain for their own account all recoveries made as a result of any such action. Buyer will provide Seller reasonable assistance in prosecuting such claim, including making its books and records relating to such claim available to Seller and making its employees and Representatives available for interviews and similar matters. If Buyer recovers from a third party any part of a claim that had been paid by Seller pursuant to its indemnification obligations hereunder, Buyer will promptly remit to Seller the amount of such recovery without regard to the time limitations imposed under this Article 7. Seller will have no liability with respect to any claim that would have been covered by insurance had Buyer maintained the same insurance coverage that was in effect before Closing with respect to the Business;

     (b)     Any amounts recoverable by Buyer under this Article 7 will be treated as an adjustment to the Purchase Price and will be net of any Tax benefits to Buyer. For purposes of this paragraph, "Tax benefit" will mean the present value of any refund, credit, or reduction in otherwise required Tax payments including any interest payable thereon, which present value will be computed as of the later of the Closing Date or the first date on which the right to the refund, credit or other Tax reduction arises or otherwise becomes available to be utilized (regardless of the time that the benefit is actually realized by Buyer), (i) using the Tax rate applicable to the highest level of income with respect to such Tax on such date, and (ii) using the interest rate on such date imposed on corporate deficiencies paid within 30 days of a notice of proposed deficiency under the Code;

     (c)     Seller will have no liability for indemnification (i) on account of consequential, incidental or indirect damages or losses and, in particular, no "multiple of profits" or other items will be applied in calculating any indemnity amount, or (ii) in respect of any claims that relate to the passing of, or any change in, after the Closing Date, any Legal Requirement or any accounting policy, principle or practice or any change in Tax rates in effect on the Closing Date, even if any such changes have retroactive effect or require action at a future date;

     (d)     To the extent that any Breach by Seller is capable of remedy or cure, as a condition precedent to asserting a claim concerning the Breach, Buyer will afford Seller a reasonable opportunity (which will not be less than 30 days) to remedy or cure the Breach and provide to Seller all reasonable assistance (including access to buildings, offices, records, files, properties and assets) in connection with such remedy or cure. In the event of any Breach giving rise to an indemnity obligation of Seller, Buyer will take, or cooperate with Seller, if so requested by Seller, in order to take, all reasonable measures to mitigate the consequences of the related Breach (including taking steps to prevent any contingent liability from becoming an actual liability). Any delay in delivering notice of a claim for indemnification to Seller as required by this Agreement will reduce Buyer's right to recover any claim to the extent that the delay increases the amount of the claim;

     (e)     Notwithstanding any other provision in this Agreement, Seller will not be required to indemnify Buyer with respect to any Breach of this Agreement if (i) on the date of this Agreement or the Closing Date any fact, circumstance or occurrence that constitutes such Breach was known by Buyer or any of its Representatives or was disclosed in writing to Buyer or its Representatives before or at Closing, or (ii) after Closing Buyer or any of its Representatives disclose (except as required by applicable Legal Requirements) to any Governmental Body or other Person the fact, circumstance or occurrence underlying or giving rise to the indemnification claim;

     (f)     No claim for indemnification may be made after the time that Buyer ceases to control or own substantially all of the Purchased Assets (subject to the sale of Inventory in the Ordinary Cause of Business); and

     (g)     With respect to any claim relating to environmental matters in which Buyer is required under applicable law to initiate or conduct a response action, Seller shall only be responsible to provide indemnification with respect to the most economically reasonable response action required under applicable law. Seller shall have the option to supervise and perform any response action and Buyer will provide Seller and its agents and representatives reasonable assistance, including access to any affected real property, to conduct the response action. To the extent Buyer elects to implement a response action that is not economically reasonable, any excess expense relating to the response action shall be borne by Buyer and not Seller.

ARTICLE 8 - DEFINITIONS

          For purposes of this Agreement, the following terms shall have the meanings specified or referred to in this Article 8:

          "Accounts Receivable" shall have the meaning set forth in Section 1.1(i) of this Agreement.

          "Additional Exceptions" has the meaning set forth in Section 4.8(a) of this Agreement.

          "Adverse Consequence" means any loss, cost, liability, penalty, damage or expense actually and reasonably incurred (including reasonable cost of investigation, defense, settlement and attorneys' and other professional fees).

          "Affiliates" means any Person directly or indirectly controlling, controlled by, or under common control with, that Person and any officer, director or controlling person of that Person.

          "Agreement" shall mean this Asset Purchase Agreement, as defined in the first paragraph.

          "Assumed Contracts" shall have the meaning set forth in Section 1.1(c) of this Agreement

          "Assumed Liabilities" has the meaning set forth in Section 1.3(b) of this Agreement.

          "Balance Sheet" has the meaning set forth in Section 2.3 of this Agreement.

          "Basket Amount" has the meaning set forth in Section 7.5 of this Agreement.

          "Breach" means, as to any representation, warranty, covenant, obligation or other provision of this Agreement or any instrument or document delivered pursuant to this Agreement, any inaccuracy in, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision.

          "Business" has the meaning set forth in the second paragraph of this Agreement.

          "Business Locations" has the meaning set forth in the second paragraph of this Agreement.

          "Buyer" has the meaning set forth in the first paragraph of this Agreement.

          "Closing" has the meaning set forth in Section 1.5 of this Agreement.

          "Closing Date" has the meaning set forth in Section 1.5 of this Agreement.

          "Closing Date Accounts Receivable" shall have the meaning set for in Section 1.5(b) of this Agreement.

          "Closing Inventory Valuation" has the meaning set forth in Section 1.3(a) of this Agreement.

          "Contract" means any agreement, contract, obligation, promise or undertaking that is legally binding.

          "Defects" has the meaning set forth in Section 4.8(c) of this Agreement.

          "Disapproved Exceptions" has the meaning set forth in Section 4.8(a) of this Agreement.

          "Disapproved Survey Exceptions" has the meaning set forth in Section 4.8(b) of this Agreement.

          "Disclosure Schedule" has the meaning set forth in Section 2.1 of the Agreement.

          "Employee Benefit Plan" means any "employee pension benefit plan" or "employee welfare benefit plan" as defined under ERISA, any incentive compensation plan, benefit plan for retired employees, plan or Contract providing for bonuses, pensions, profit-sharing, stock options, stock purchase rights, deferred compensation, insurance or retirement benefits.

          "Employees" means any employee of Seller, including any person employed by a third party and who is engaged by Seller under an employee leasing or other similar arrangement, who performs services for Seller in connection with the conduct of the Business.

          "Encumbrance" means any charge, claim, community property interest, condition, equitable interest, mortgage, lien, option, pledge, security interest or right of first refusal.

          "Environmental Problems" has the meaning set forth in Section 4.7 of this Agreement.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Excluded Assets" has the meaning set forth in Section 1.2 of this Agreement.

          "Excluded Liabilities" has the meaning set forth in Section 1.3(b) of this Agreement.

          "Final Inventory Value" has the meaning set forth in Section 1.4.

          "Governmental Authorization" means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement, including any approvals required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Governmental Body" means any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or Taxing authority or power of any nature.

          "Guarantor" has the meaning set forth in the first paragraph of this Agreement.

          "Indemnified Party" has the meaning set forth in Section 7.3(a) of this Agreement.

          "Indemnifying Party" has the meaning set forth in Section 7.3(a) of this Agreement.

          ""Inspection Period" has the meaning set forth in Section 4.8(c) of this Agreement.

          "Intellectual Property" means service marks, trade names, trademarks, trademark registrations and applications, logos, copyrighted works, copyright registrations and applications,

trade secrets, formulae, technology, designs, processes, inventions, know-how, computer programs and software, and other intellectual property rights.

          "Inventory" has the meaning set forth in Section 1.1(a) of this Agreement.

          "Inventory Service" means an independent inventory service mutually agreeable to Buyer and Seller, as defined in Section 1.4 of this Agreement.

          "Inventory Valuation Method" has the meaning set forth in Section 1.4.

          "IRS" means the Internal Revenue Service.

          "Knowledge" means the actual awareness of a particular fact or other matter by the executive officers of Seller.

          "Leased Real Property" has the meaning set forth in Section 1.1(d) of this Agreement.

          "Legal Requirement" means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, statute, code, regulation, rule or treaty.

          "Material Adverse Effect" means an event, change or occurrence which has a substantial and material adverse effect on the value of the Purchased Assets and the Business taken as a whole; provided, however, that a Material Adverse Effect shall not include (i) conditions generally affecting the U.S. economy as a whole or the global economy, (ii) changes in the economy of the regions in which Seller operates, (iii) changes caused by, or relating to, the announcement of the transaction or any related transactions, (iv) changes in the industry in which the Business operates, (v) changes in the law or accounting principles, or (vi) changes resulting from actions required by this Agreement or taken at Buyer's request.

          "Offered Employees" has the meaning set forth in Section 4.6 of this Agreement.

          "Order" means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

          "Ordinary Course of Business" means generally consistent with Seller's historical and customary day-to-day practices with respect to the activity in question.

          "Organizational Documents" means complete charter and bylaws, including all amendments.

          "Owned Real Property" has the meaning set forth in Section 1.1(e) of this Agreement.

          "Party or Parties" has the meaning set forth in the first paragraph of this Agreement.

          "Permitted Encumbrances" means any of the following Encumbrances: (a) liens for water, sewage and similar charges and Taxes and assessments not yet due and payable or being contested in good faith; (b) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the Ordinary Course of Business; (c) Encumbrances arising or resulting from any action taken by Buyer or its affiliates; (d) easements, rights of way, restrictions, reservations and other interests and Encumbrances that do not materially interfere with the Ordinary Course of Business; (e) drainage ditches, feeders, laterals, drain tiles, pipes or other conduits; (f) zoning laws and ordinances; (g) any Encumbrances set forth in or arising from any Assumed Contracts or Real Property Leases or any deeds or other instruments of title that evidence the rights of Seller in or to title to a particular asset; (h) imperfections or defects in title that do not result in a Material Adverse Effect; (i) Encumbrances disclosed in the Disclosure Schedule; (j) restrictions or reservations of record; (k) private, public, and utility easements, regardless of whether of record; (m) roads and public rights of way; (l) such state of facts shown on the Survey and not objected to by Buyer under Section 4.8(b) of this Agreement; (m) such matters insured over by the Title Insurer as provided in Section 4.8(a); (n) such matters shown on "Schedule B" of the Title Commitment and not objected to by Buyer under Section 4.8(a) of this Agreement; and (o) any Encumbrances to which Buyer consents to in writing.

          "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity or Governmental Body.

          "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

          "Purchase Price" has the meaning set forth in Section 1.2(a) of this Agreement.

          "Purchase Price Adjustment" has the meaning set forth in Section 1.5 of this Agreement.

          "Purchased Assets" has the meaning set forth in Section 1.1 of this Agreement.

          "Real Property" means the Owned Real Property and the Leased Real Property.

          "Real Property Leases" shall have the meaning set forth in Section 1.1(d) of this Agreement.

          "Real Property Problems" shall have the meaning set forth in Section 4.10 of this Agreement.

          "Representative" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

          "Sales Period" shall have the meaning set forth in Section 4.11 of this Agreement.

          "Seller" has the meaning set forth in the first paragraph of this Agreement.

          "Survey" has the meaning set forth in Section 4.8(b) of this Agreement.

          "Tax" means any tax (including, without limitation, any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing of payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

          "Tax Return" means any return (including, without limitation, any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or reported to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

          "Threatened" means, as to any claim, Proceeding, dispute, action or other matter, that a demand or statement has been made in writing, a notice has been given in writing or an event has occurred or some other circumstance exists that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is reasonably likely to be asserted, commenced, taken or otherwise pursued in the future.

          "Title Commitment" has the meaning set forth in Section 4.8(a) of this Agreement.

          "Title Insurer" means such title insurance company designated by Seller.

          "Transferred Employee" shall mean any Employee who accepts an offer of employment from Buyer as contemplated by Section 4.6.

          "Transition Period" has the meaning set forth in Section 4.9(c) of this Agreement.

ARTICLE 9 - GENERAL

          Section 9.1.     Survival of Representations, Warranties, Covenants and Agreements. Except as expressly stated in this Agreement, all representations, warranties, covenants or agreements made by any Party to this Agreement will survive the Closing.

          Section 9.2.     Binding Effect; Benefits; Assignment. All of the terms of this Agreement will be binding upon, inure to the benefit of and be enforceable by and against the successors and authorized assigns of each Party. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement, this Agreement being for the exclusive benefit of the Parties and their respective successors and authorized assigns. No Party will assign any of its respective rights or obligations under this Agreement to any other Person without the prior written consent of all of the other Parties. The obligations of United Distribution and United Properties under this Agreement are joint and several.

          Section 9.3.     Entire Agreement. This Agreement, and the exhibits and schedules to this Agreement (including the Disclosure Schedule), and the agreements referred to in this Agreement set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by any Party that is not embodied in this Agreement or in the documents referred to in this Agreement, and no Party will be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

          Section 9.4.     Amendment and Waiver. This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by the Parties or, in the case of a waiver, by or on behalf of the Party waiving compliance. The failure of any Party at any time to require performance of any provision of this Agreement will in no manner affect the right of that Party at a later time to enforce such provision. No waiver by any Party of any condition or of any Breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of any such condition or of any Breach of the term, covenant, representation or warranty or any other term, covenant, representation or warranty set forth in this Agreement.

          Section 9.5.     Governing Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the state of Michigan as applicable to contracts made and to be performed in the state of Michigan without regard to conflict of laws principles. Any action or legal proceeding concerning this Agreement or any other dispute between the Parties shall be brought in the state or federal courts located in Kent County, Michigan. The Parties agree that Kent County is a mutually convenient forum and that each of the Parties conducts business in Kent County.

          Section 9.6.     Public Disclosure. Except as may be required by applicable law or rules of any national securities exchange or automated quotation service, no Party will make any public disclosure of the existence or terms of this Agreement or the transactions contemplated by this Agreement without the prior written consent of Buyer and Seller, which consent will not be unreasonably withheld. Notwithstanding anything herein to the contrary, any Party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

          Section 9.7.     Notices. All notices, requests, demands and other communications to be given pursuant to the terms of this Agreement will be in writing and will be deemed to have been duly given if delivered by hand, sent by facsimile or electronic mail with receipt of acknowledgement, sent by a nationally recognized overnight mail service, or mailed first class, postage prepaid:

          (a) If to Seller:

                    United Wholesale Grocery Company
                    850 76th Street, S.W.
                    P.O. Box 8700
                    Grand Rapids, Michigan 49518-8700
                    Telephone: 616/878-2426
                    Facsimile: 616/878-2775

                    Attention: David M. Staples

          and with a copy to:

                    Warner Norcross & Judd LLP
                    900 Fifth Third Center
                    111 Lyon Street, N.W.
                    Grand Rapids, Michigan 49503-2489
                    Telephone: 616/752-2000
                    Facsimile: 616/752-2500

                    Attention: Alex J. DeYonker

          (b) If to Buyer:

                    United Distribution Group, L.L.C.
                    124 W. Allegan
                    Lansing, Michigan 48933
                    Telephone: 517/337-3000
                    Facsimile: 517/377-3004

                    Attention: Eliya Boji

          and with a copy to:

                    Mekani, Orow & Mekani, P.C.
                    7001 Orchard Lake Road, Suite 422
                    West Bloomfield, Michigan 48322

                    Telephone: 248/626-2444
                    Facsimile: 248/626-3444

                    Attention: Neb Mekani

Any Party may change its address, telephone number or facsimile number by prior written notice to the other Parties. Each party agrees to immediately acknowledge, by like means, receipt of any notice sent by electronic mail or facsimile.

          Section 9.8.     Counterparts. This Agreement may be executed in counterparts, by facsimile or otherwise, each of which when so executed will be deemed to be an original and such counterparts will together constitute one and the same agreement.

          Section 9.9.     Expenses. Each Party shall pay its own respective expenses, costs and fees (including attorneys' and accountants' fees) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, provided that such expenses, costs or fees of Seller shall be paid from the Purchase Price (and not the assets of the Business). Buyer shall pay all (i) recording, filing or other fees, cost and expenses (including without limitation fees, costs and expenses for (x) filing of any forms (including without limitation Tax forms) with Governmental Bodies in connection with the transfer of the Real Property or Purchased Assets; (y) recording instruments or documents evidencing any transfers of interests in Real Property), and (z) any fees or charges payable to landlords in connection with landlord consents or Real Property Leases; and (ii) costs and expenses relating to the preparation, execution and recording of assignments of mortgages, financing statements, notes, security agreements or other instruments applicable to or arising in connection with the transfer, assignment or assumption of the Purchased Assets, Assumed Contracts and Real Property Leases. Any real property transfer stamps or taxes imposed on any transfers or interest in Real Property will be shared equally by the Parties.

          Section 9.10.     Severability. Any provision, or clause of any provisions, of this Agreement that may be found to be contrary to Michigan law or otherwise unenforceable will not affect the remaining terms of this Agreement, which will be construed as if the unenforceable provision or clause were absent from this Agreement.

          Section 9.11.     Headings; Construction. The headings of the sections and paragraphs in this Agreement have been inserted for convenience of reference only and will not restrict or otherwise modify any of the terms or provisions of this Agreement. Unless otherwise expressly provided, the word "including" whenever used in this Agreement does not limit the preceding words or terms.

          Section 9.12.     Guaranty.

     (a)     By joining in this Agreement, Guarantors jointly and severally guaranty to Seller the full and prompt payment and performance (not just collection) by Buyer of all of Buyer's covenants and obligations under this Agreement and any ancillary agreements that arise at or prior to the time the Closing is effective. If Buyer does not perform a covenant or obligation under this Agreement or any ancillary agreement that arises at or prior to the time the Closing is effective, then Guarantors shall promptly perform that covenant or obligation. This guaranty is an absolute, irrevocable, primary, continuing, unconditional, and unlimited guaranty of performance and payment, and is not a guaranty of collection. This guaranty shall remain in full force and effect (and shall remain in effect notwithstanding any amendment to this Agreement) until the Closing is effective and all of Buyer's obligations, under this Agreement and any ancillary agreements that arise at or prior to the time the Closing is effective, have been paid, observed, performed, or discharged in full, including payment of the Purchase Price.

     (b)     Guarantors have full capacity, power, and authority to enter into this Agreement and to carry out the covenants and agreements specifically made by Guarantors in this Agreement, and this Agreement is binding on Guarantors and enforceable against Guarantors in accordance with the terms of this Agreement. Guarantors' obligations under this Section shall survive termination of this Agreement. Each Guarantor waives any right to require Seller to sue the other Guarantor with respect to any liability under this Agreement.

     (c)     Guarantors have delivered to Seller various financial information. Guarantors represent and warrant that such financial information is true and correct and fairly presents in all material respects the financial condition of Guarantors.

     (d)     Notwithstanding anything in this Agreement to the contrary, the liability of Mr. Boji under this Section 9.12 shall not exceed $300,000. The liability of Boji Group is unlimited. The maximum amount of Mr. Boji's liability shall not be reduced by any payments or collections Seller receives from Boji Group.

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          The Parties have executed this Agreement as of the date stated in the first paragraph of this Agreement.

Seller:

UNITED WHOLESALE GROCERY COMPANY

By /s/ David M. Staples

Its Treasurer

Buyer:

UNITED DISTRIBUTION GROUP, L.L.C.

By /s/ Eliya Boji

Its Member

Buyer:

UNITED PROPERTIES GROUP, L.L.C.

By /s/ Eliya Boji

Its Member

Guarantors:

BOJI GROUP, LLC

By /s/ Eliya Boji

Its Member
"Boji Group"

/s/ Eliya Boji
Eliya Boji
"Mr. Boji"